EXHIBIT 10.25
Fourth Renewal of the
Employment Agreement
of Caryl P. Shepherd
     THIS FOURTH RENEWAL of that certain Employment Agreement, made effective as of February 1, 2002, as previously renewed (“Original Agreement”), by and between Global Preferred Holdings, Inc., a Delaware corporation (the “Company”), and Caryl P. Shepherd (“You” or “Your”, and together with the Company, collectively referred to as the “Parties”) is made effective as of the 1st day of January, 2006 between the Parties.
W I T N E S S E T H:
     WHEREAS, the Parties each desire to renew the Original Agreement, as set forth herein;
     NOW THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by the Parties hereto, the Parties, intending to be legally bound, hereby agree as follows:
     1. Defined Terms. All defined terms in the Original Agreement shall have the same meaning herein unless the context requires otherwise or unless redefined herein.
     2. Renewal and Term of Employment. This Fourth Renewal shall serve as a written renewal of the Original Agreement as required by Section 3 of that Original Agreement in order to extend the term of Your employment. You shall continue to serve as Chief Accounting Officer, Controller and a Vice President of the Company and have those duties set forth in Section 1 of the Original Agreement until the earlier of (i) the date of the transfer of the remaining assets of the Company to a liquidating trust or (ii) May 25, 2006 (such additional term to be referred to as a “Renewal Term” which shall be included in the definition of “Employment Period” for the purposes of the Original Agreement), subject to the terms and conditions regarding termination or expiration as described in the Original Agreement, as amended.
     3. Retention Bonus. In addition to any compensation due to you pursuant to the Original Agreement, as amended, the Company shall pay to you a retention bonus in the amount of $20,000, provided you are continuously employed by the Company from the date hereof through the end of the Renewal Term specified in Section 2 above. Payment of such retention bonus shall be made no later than thirty (30) days following the end of the Renewal Term.
     4. Duties. The second sentence of Section 1A of the Original Agreement is hereby deleted and the following substituted therefore: “You shall report to the Board of Directors of the Company.”
     5. Choice of Law. This Fourth Renewal will be governed by the internal law, and not the laws of conflicts, of the State of Georgia.
     6. Remaining Provisions. All other terms and conditions of the Original Agreement, as previously amended, not modified by this Fourth Renewal shall remain as set forth in the Original Agreement, as previously amended.
     7. Counterparts. This Fourth Renewal may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
[SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Fourth Renewal as of the date first set forth herein above.

GLOBAL PREFERRED HOLDINGS, INC.

By:	/s/ Joseph F. Barone

Joseph F. Barone
Chairman of the Board of Directors

/s/ Caryl P. Shepherd

CARYL P. SHEPHERD